Exhibit 99.1

1 — 55896 direct shares held  by reporting person.

2 — 104275 indirect shares held by Martin L. Killgallon, II trust for benefit of reporting person and includes 5712 shares allocated to reporting person under company’s ESOP.

3 — 6553 indirect shares and represents gift from father’s 2/1/69 trust which stipulated these shares must be transferred to son’s new trust established by the terms of the 2/1/69 trust.

4 — 2329 indirect shares held by spouse and reporting person disclaims beneficial ownership with respect to any shares listed herein as owned by others.

5 — 13518 indirect shares held by reporting person as trustee for son,John, and reporting person disclaims beneficial ownership with respect to any shares listed herein as owned by others.

6 — 12340 indirect shares held by reporting person as trustee for son, Adam, and reporting person disclaims beneficial ownership with respect to any shares listed herein as owned by others.

7 — 11030 indirect shares held by reporting person as trustee for son, William S., and reporting person disclaims beneficial ownership with respect to any shares listed herein as owned by others.

8 — 9930 indirect shares held by reporting person as trustee for daughter, Ruth E., and reporting person disclaims beneficial ownership with respect to any shares listed herein as owned by others.